EXHIBIT 99.1

KCAP Financial, Inc. Announces Second Quarter 2013 Dividend of $.28 Per Share

NEW YORK, June 14, 2013 (GLOBE NEWSWIRE) -- The Board of Directors of KCAP Financial, Inc. (Nasdaq:KCAP) approved a quarterly cash dividend of $0.28 per share of common stock for the quarter ended June 30, 2013. The dividend is payable on July 26, 2013 to shareholders of record at the close of business as of July 5, 2013.

We have adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, our stockholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. Please contact your broker or other financial intermediary for more information regarding the DRIP.

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly owned portfolio companies, Katonah Debt Advisors, L.L.C. and Trimaran Advisors, L.L.C. manage collateralized debt obligation funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

KCAP Financial, Inc.'s filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on its website at www.kcapfinancial.com.

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CONTACT: KCAP Financial, Inc.
         Denise Rodriguez, Investor Relations
         (212) 455-8300
         info@kcapfinancial.com